Exhibit 10.25

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Agreement”) is entered into as of January 31, 2017, by and between Michael Liebelson (the “Director”) and Vistra Energy Corp. (the “Company”) and sets forth the terms of the Director’s eligibility for certain compensation and benefits upon his resignation from the Company’s board of directors (the “Board”) and its Compensation Committee (the “Compensation Committee”), in exchange for the Director’s agreements herein.

RECITALS

WHEREAS, effective as of October 3, 2016, the Director was appointed to serve as a member of the Board for a two-year term, and the Director subsequently was appointed to serve as a member of the Compensation Committee; and

WHEREAS, Director has tendered his resignation from the Board and the Compensation Committee effective as of the date of this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Mutual Release.

a.

Release of Company by Director. For good and valuable consideration, including the Company’s provision of certain compensation and related benefits in accordance with paragraph 4 below, and subject to the exceptions in paragraph 2 below, the Director, individually and on behalf of his spouse, heirs, successors and assigns (the “Associated Parties”), hereby expressly, unconditionally, irrevocably and completely releases, discharges and forever acquits the Company, all of its affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, and successors and assigns of the foregoing (collectively, the “Company Released Parties”), from liability for, and hereby waives, any and all claims, demands, liabilities, obligations, agreements, rights, damages, debts or causes of action of any kind or nature, including past, present or future, contingent or unconditional, fixed or variable, unknown or undisclosed (“Claims”), that the Director or any Associated Party may now have or may have in the future against any Company Released Party related to the Director’s service as a member of the Board or the Compensation Committee, the termination of such service, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Director Released Claims”). This Agreement is not intended to indicate that any claims that would constitute Director Released Claims hereunder exist or that, if they do exist, they are meritorious. Rather, the Director is simply agreeing that, in exchange for the consideration recited in paragraph 4 of this Agreement, and subject to the exceptions in paragraph 2 below, any and all Director Released Claims that the Director may have against any Company Released Party, regardless of whether they actually exist, are expressly settled, compromised and waived. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of any of the Company Released Parties.

b.	Release of Director by Company. To the extent permitted by the Delaware General Corporation Law and subject to the exclusions set forth in this paragraph, the Company, on behalf of itself and the Company Released Parties, hereby expressly, unconditionally, irrevocably, and completely releases, discharges and agrees to indemnify and hold harmless Director, MSL Energy LLC, and Director’s spouse, heirs, affiliates, successors, and assigns (the “Director Released Parties”) from any and all Claims that the Company or any Company Released Parties may now have or may have in the future against any Director Released Party arising out of Director’s service as a member of the Board or the Compensation Committee, and any other acts or omissions related to any matter on or prior to the date of this Agreement (the “Company Released Claims”). The Company Released Claims do not include any claims for which Director would not be entitled to indemnification under the Indemnification Agreement (as defined below). The Company acknowledges that it is not aware of any such conduct as of the execution of this Agreement.

2.	Exclusions from Released Claims. In no event shall the Director Released Claims include:

a.	claims for indemnification pursuant to (i) the Director’s Indemnification Agreement, dated October 3, 2016 (the “Indemnification Agreement”), which shall remain in full force and effect in accordance with its terms, unmodified by this Agreement, or (ii) the Company’s certificate of incorporation and bylaws (as the same may be amended from time to time), which provide for the indemnification of the members of the Board;

b.	claims for the compensation or benefits to be provided by the Company pursuant to this Agreement; or

c.	rights or claims that may arise after the date this Agreement is executed.

3.	Covenant Not to Sue.

a.	The Director agrees not to bring or join any lawsuit or other proceeding against any of the Company Released Parties in any agency or court or before any arbitral or similar authority with respect to any Director Released Claims.

b.	The Company agrees not to bring or join any lawsuit or other proceeding against any of the Director Released Parties in any agency or court or before any arbitral or similar authority with respect to any Company Released Claims.

4.	Compensation and Benefits. The Company shall provide the following compensation and benefits to the Director:

a.	a one-time, lump-sum cash payment of $266,250.00, payable within twenty days of the date of this Agreement, which amount represents the sum of the Director’s annual and committee retainers for the period from April 1, 2017 through December 31, 2018, plus $100,000.00 cash in lieu of equity awards to which the Director would otherwise have been entitled for service to the Board during 2018; and

b.	full vesting of all 7,169 restricted stock units granted to the Director according to his Restricted Stock Unit Agreement Pursuant to the 2016 Omnibus Incentive Plan, dated November 30, 2016, with such vesting to be effective as of the date of this Agreement.

In addition to the compensation and benefits above, the Company shall reimburse Director for any outstanding costs and expenses incurred by Director in the performance of his duties for the Company prior to his resignation, and for reasonable legal fees actually incurred by Director related to this Agreement not to exceed $5000. Except as specifically set forth herein, the Director will not be entitled to any further compensation or other benefits from the Company and will not be eligible for, or entitled to receive benefits under, any other plan, policy, program, or arrangement of the Company.

5.	Non-Disclosure of Confidential Information, Return of Property, and Non-Disparagement.

a.	Non-Disclosure of Confidential Information. Director shall not, without the prior written consent of the Company, use, divulge,

disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except as required by law. For purposes of this section, “Confidential Information” shall mean information: (i) disclosed to or known by Director as a consequence of or through his service on the Board or the Compensation Committee; (ii) not publicly available or generally known outside the Company or any affiliate other than by Director’s breach of the terms hereof; and (iii) that relates to the business and/or development of the Company or an affiliate. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of the Company or any affiliate that gives the Company or its affiliate a competitive business advantage or the opportunity to obtain such advantage, or disclosure of which might be detrimental to the interests of the Company or an affiliate; information regarding the Company’s or any affiliate’s business operations, such as financial and sales data, operational information, plans, and strategies; business and marketing strategies and plans for products and services; information regarding suppliers, consultants, employees and contractors; technical information concerning products, equipment, services and processes; procurement procedures; pricing and pricing techniques; information concerning customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; organizational structure; personnel information; and the Company’s or an affiliate’s files, physical or electronic documents, equipment, and proprietary data or material in whatever form, including all copies of such materials. Director acknowledges that the Confidential Information of the Company is valuable, special and unique to its business and is information on which such business depends, is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company. Director will take all steps necessary and reasonably requested by the Company to ensure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company. Nothing herein shall restrict or limit Director’s right to be an employee, consultant, officer, director, investor, partner, or lender of or otherwise affiliated with other companies or ventures in the Company’s industry or which are competitors of the Company, as long as Director does not use or disclose any Confidential Information in doing so.

b.	Return of Property. All hard copies of documents containing Confidential Information, including all physical copies thereof, now in Director’s possession or control shall be left with or forthwith returned by Director to the Company. Director shall use reasonable efforts to delete from his personal computers and devices any electronic copies of any such documents.

c.	Non-Disparagement.

(i)	Of the Company. In exchange for the compensation set forth in this Agreement and other valuable consideration, Director agrees not to make any false or disparaging, negative, unflattering, accusatory, derogatory, or defamatory remarks or references, whether written or oral, about the Company and/or any of its affiliates in any dealings with third parties (except as expressly permitted by this Agreement) or otherwise take any action that primarily is designed or intended to have the effect of discouraging any employee, lessor, licensor, customer, supplier, or other business associate of the Company from maintaining its business relationships with the Company or any of its affiliates. This paragraph does not preclude Director from testifying under oath or in response to a valid subpoena. By signing this Agreement, Director agrees and acknowledges that Director is making, after the opportunity to confer with counsel, a knowing, voluntary and intelligent waiver of rights Director may have to make disparaging comments regarding the Company and/or its affiliates, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

(ii)	Of Director. The Company shall not, and shall not cause or allow any of its officers, directors, employees, consultants, representatives, advisors and agents to, make any false or disparaging, negative, unflattering, accusatory, derogatory, or defamatory remarks or references, whether written or oral, about the Director, MSL Energy, LLC, or the Director’s family or affiliates, in any dealings with any third parties, or otherwise take any action that is primarily designed or intended to have the effect of discouraging any individual, entity, business, firm, or other person from entering into or maintaining a business relationship with Director or any entity or person affiliated with or controlled by him. This paragraph does not preclude the Company or any of its officers, directors, employees, consultants, representatives, advisors, or agents from testifying under oath or in response to a valid subpoena. The Company acknowledges that it is making, after the opportunity to confer with counsel, a knowing, voluntary and intelligent waiver of rights the Company may have to make disparaging comments regarding Director and/or his affiliates, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

(iii)	Notwithstanding any provision of this Agreement to the contrary, both Director and the Company (including the Board and its executive officers) may (1) confer in confidence with their legal representatives and make truthful statements as required by law and (2) make private statements to any of its officers, directors or employees or any of its affiliates. Nothing herein shall prevent any person from (1) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (2) making truthful statements to the extent (a) necessary with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement among or between any party hereto or (b) required by law or by any court, arbitrator, mediator or administrative or legislative body with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

6.	Director Representations. The Director represents that (a) he has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency, court or arbitral or similar authority against any of the Company Released Parties, (b) he has made no assignment of any rights or claims he may have against any of the Company Released Parties to any person or entity, in each case, with respect to the Director Released Claims, (c) he has carefully read this agreement, has consulted with counsel of his choosing to the extent he has determined necessary and advisable and is signing this Agreement voluntarily and of his own free will and (d) this Agreement constitutes a legal, valid and binding obligation of the Director enforceable against him in accordance with its terms.

7.	Company Representations. The Company represents that (a) the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary corporate action, including the approval by the Compensation Committee of the accelerated vesting of restricted stock units described in paragraph 4(b) above, (b) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, (c) the Company has not filed any complaints of any kind whatsoever with any local, state, federal, or governmental agency, court or arbitral or similar authority against any of the Director Released Parties, and (d) the Company has made no assignment of any rights or claims it may have against any of the Director Released Parties to any person or entity, in each case, with respect to the Company Released Claims.

8.	Director Acknowledgements. The Director acknowledges and agrees that none of the Company Released Parties has given the Director any financial planning, tax or similar advice with regard to this Agreement. The Director further acknowledges that the financial, tax and similar effects of the Director’s decisions relating to this Agreement will depend on the Director’s particular circumstances, that the Director should obtain advice from the Director’s own financial or tax adviser, and that none of the Company Released Parties is responsible for, or obligated in any way with respect to, the financial, tax or any other consequences of the Director’s decision to accept the benefits offered under this Agreement.

9.	Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of law principles or rules that would cause the application of the laws of any other jurisdiction.

10.	Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

11.	Amendment. No modification of this Agreement shall be binding on any of the parties unless it has been mutually agreed to by the parties in a writing signed by both parties and identified as an amendment to this Agreement.

12.	No Waiver. The failure of any party to enforce or require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall any such failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

13.	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter set forth herein.

14.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

/S/ MICHAEL LIEBELSON
MICHAEL LIEBELSON

VISTRA ENERGY CORP.

By:	/S/ CARRIE L. KIRBY
CARRIE L. KIRBY
Executive Vice President and Chief Administrative Officer

[Signature Page to General Release Agreement

Concerning Resignation of Michael Liebelson]